Explanation of Responses

(1)	Shares held of record by Reporting Person Insight Venture Partners VII, L.P. (“IVP VII).
(2)	Shares held of record by Reporting Person Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”)
(3)	Shares held of record by Reporting Person Insight Venture Partners VII (Co-Investors), L.P. (“IVP Cayman VII”)
(4)	Shares held of record by Reporting Person Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII”, and together with IVP VII, IVP Cayman VII and IVP VII CO-Investors, the “IVP VII Funds”)
(5)
The amount of shares listed as owned by each of the IVP VII Funds may be deemed to be attributable to Insight Holdings Group, LLC ("Insight Holdings") because Insight Holdings is the sole shareholder of Insight Venture Associates VII, Ltd. ("IVA Ltd"), which in turn is the general partner of Insight Venture Associates VII, L.P. ("IVP LP"), which in turn is the general partner of each of the IVP VII Funds. Jeff Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings and share voting and dispositive control of the shares held by the IVP VII Funds. The foregoing is not an admission by IVP LP, IVA Ltd, Insight Holdings or Messrs. Horing, Parekh and Sobiloff that it or he is the beneficial owner of the shares held by the IVP VII Funds.

(6)
Each of IVP LP, IVA Ltd, Insight Holdings, Messrs. Horing, Parekh and Sobiloff, and each IVP VII Fund disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest in the shares reported herein, if any.

(7)
The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $29.54 to $29.27, inclusive. The reporting person undertakes to provide to Cvent, Inc., any security holder of Cvent, Inc., or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes (7) and (8) to this Form 4.

(8)	The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $29.53 to $28.88, inclusive.